EXHIBIT 10

                         Washington Trust Bancorp, Inc.
                       Annual Performance Plan Description

The following is a description of the Corporation's Annual Performance Plan (the "Incentive Plan", formerly known as the "Short Term Incentive Plan"), which provides for incentive bonuses to executive officers and all other officers of the Registrant and its subsidiary bank:

The Incentive Plan provides for the payment of additional cash compensation to officers based on the Corporation's performance ("Corporate Performance Component") and the performance of each individual officer participant ("Individual Performance Component") in order to provide a link between performance and compensation.

The total target payout for participants varies by level of responsibility, and ranges from 40% (for the Chief Executive Officer) to as low as 10% of base salary. The percentage of total incentive allocated between the Corporate Performance Component and the Individual Performance Component also varies with level of responsibility, and ranges from 70% and 30%, respectively (for the Chief Executive Officer and Chief Operating Officer) to 40% and 60%, respectively.

In determining the Corporation's performance, the Incentive Plan focuses primarily on three financial metrics - Net Income, Earnings Per Share, and Return On Equity, with each metric receiving equal weighting. The actual performance for each of the financial metrics is measured separately against performance targets as established at the beginning of each year by the Compensation and Benefits Committee of the Board of Directors. Performance exceeding a threshold of 80% of the performance target will result in progressively accelerating payment levels, ranging from 50% to 150% of the officer's target payment for the Corporate Performance Component.

In order for payments under the Individual Performance Component to be made, the Corporation must meet a threshold performance level of at least 80% of the financial metrics on an aggregate basis. Once that threshold level is achieved, actual payments will be based on the manager's assessment of employee performance against performance expectations and objectives set at the beginning of each year. The Compensation and Benefits Committee establishes personal performance expectations and objectives for the Chief Executive Officer and Chief Operating Officer, and evaluates their performance to determine payment level.

Any amounts not paid to a participant as a result of the participant not fully meeting individual goals or performance expectations may be reallocated to any employee who demonstrated extraordinary performance. These additional payments are at the discretion of executive management, and subject to overall approval of the Compensation and Benefits Committee. Regardless of the actual award levels determined by the plan parameters, executive management and the Compensation and Benefits Committee have the authority to decrease any award.